UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2016

SOTHERLY HOTELS INC.

SOTHERLY HOTELS LP

(Exact name of Registrant as Specified in Its Charter)

Maryland (Sotherly Hotels Inc.) Delaware (Sotherly Hotels LP)	001-32379 (Sotherly Hotels Inc.) 001-36091 (Sotherly Hotels LP)	20-1531029 (Sotherly Hotels Inc.) 20-1965427 (Sotherly Hotels LP)
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 W. Francis Street Williamsburg, Virginia		23185
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (757) 229-5648

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On April 28, 2016, in connection with the Annual Meeting of Stockholders (the “Annual Meeting”) of Sotherly Hotels Inc. (“Sotherly” or the “Company”), a Maryland corporation and the sole general partner of Sotherly Hotels LP, a Delaware limited partnership (the “Operating Partnership”, and together with the Company, “we”, “us” and “our”), the Company conducted its annual presentation to stockholders in which the Company expanded on certain topics.

As previously disclosed, the Company’s strategy includes the acquisition of hotel properties located in primary markets in the southern United States. As part of that strategy, the Company may consider disposing of non-core assets, including the Hilton Philadelphia Airport hotel located in Philadelphia, PA, in order to finance desired acquisitions. The Company is currently researching potential acquisitions in both New Orleans, LA and Columbia, SC, but the Company has not made any offers and has not executed any purchase and sale agreements relating to any such acquisitions.

In addition, the Company endeavors to take advantage of interest rate or leverage arbitrages when such opportunities present themselves. As such, the Company is currently in negotiations to refinance the mortgage loan on the Hilton Savannah DeSoto hotel located in Savannah, GA.  The Company hopes to secure approximately $15 million in additional proceeds at a lower fixed rate of interest.  The Company’s 8.0% senior unsecured notes due September 30, 2018 (the “Notes”) are callable by the Company in September 2016.  The Company will consider calling the Notes, in whole or in part, at that time.

The Company also expanded on its plans to reposition certain hotel properties as independent hotels.  The Company will consider any such conversions on a case-by-case basis upon the expiration of the respective franchise agreements.  In particular, when the franchise agreement for the Hilton Savannah DeSoto hotel expires in July 2017, the Company intends to convert it to an independent hotel to be called The DeSoto. In addition, the franchise agreement for the Crowne Plaza Hollywood Beach hotel located in Hollywood Beach, FL expires in September 2017 and, at that time, the Company will consider converting it to an independent hotel.

In accordance with General Instruction B.2 and B.6 of Form 8-K, the information included in this Item 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

This presentation includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.  Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond the Company’s control.  Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements.  Factors which could have a material adverse effect on the Company’s future results, performance and achievements, include, but are not limited to: national and local economic and business conditions that affect occupancy rates and revenues at the Company’s hotels and the demand for hotel products and services; risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs; the magnitude and sustainability of the economic recovery in the hospitality industry and in the markets in which the Company operates; the availability and terms of financing and capital and the general volatility of the securities markets; risks associated with the level of the Company’s indebtedness and its ability to meet covenants in its debt agreements and, if necessary, to refinance or seek an extension of the maturity of such indebtedness or modify such debt agreements; management and performance of the Company’s hotels; risks associated with remediating and maintaining our system of internal controls; risks associated with the conflicts of interest of the Company’s officers and directors; risks associated with redevelopment and repositioning projects, including delays and cost overruns; supply and demand for hotel rooms in the Company’s current and proposed market areas; risks associated with our ability to maintain our franchise agreements with our third party franchisors; the Company’s ability to acquire additional properties and the risk that potential acquisitions may not perform in accordance with expectations; the Company’s ability to successfully expand into new markets; legislative/regulatory changes, including changes to laws governing taxation of real estate investment trusts; the Company’s ability to maintain its qualification as a real estate investment trust; and the Company’s ability to maintain adequate insurance coverage.  These risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.  The Company undertakes no obligation to and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  Although the Company believes its current expectations to be based upon reasonable assumptions, it can give no assurance that its expectations will be attained or that actual results will not differ materially.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: April 29, 2016	SOTHERLY HOTELS INC.

	By:	/s/ David R. Folsom
David R. Folsom
President and Chief Operating Officer

SOTHERLY HOTELS LP

by its General Partner,
SOTHERLY HOTELS INC.

	By:	/s/ David R. Folsom
David R. Folsom
President and Chief Operating Officer